FOR IMMEDIATE RELEASE	CONTACTS:	Lauren K. Morgensen
Redwood Trust, Inc.		(415) 384-3558
Wednesday, March 5, 2008
Martin S. Hughes
(415) 389-7373

REDWOOD TRUST DECLARES A $0.75 PER SHARE DIVIDEND
FOR THE FIRST QUARTER OF 2008

Mill Valley, CA - March, 5, 2008 Redwood Trust, Inc. (NYSE: RWT) today announced that its Board of Directors authorized the declaration of a first quarter regular dividend of $0.75 per share. The first quarter 2008 dividend is payable on April 21, 2008 to stockholders of record on March 31, 2008.

“Looking out in 2008, we expect that REIT taxable income for the year will continue to exceed our regular annual dividend rate of $3.00 per share,” said George Bull, Redwood’s Chairman and CEO.

Redwood also announced that its Board of Directors has set May 22, 2008 as the date for the annual meeting of stockholders. The meeting will be held at 10:30 a.m. in Mill Valley, California. Stockholders of record as of March 31, 2008 will be entitled to vote at that meeting.

For more information about Redwood Trust, Inc., please visit our website at: www.redwoodtrust.com.

CAUTIONARY STATEMENT: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2006 under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission (SEC), including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Important factors, among others, that may affect our actual results include: changes in interest rates; changes in prepayment rates; general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; the availability of high quality assets for purchase at attractive prices; declines in home prices; increases in mortgage payment delinquencies; changes in the level of liquidity in the capital markets which may adversely affect our ability to finance our real estate asset portfolio; changes in liquidity in the market for real estate securities, the re-pricing of credit risk in the capital markets, rating agency downgrades of securities and increases in the supply of real estate securities available for sale, each of which may adversely affect the values of securities we own; the extent of changes in the values of securities we own and the impact of adjustments reflecting those changes on our income statement and balance sheet, including our stockholders’ equity; our ability to maintain the positive stockholders’ equity necessary to enable us to pay the dividends required to maintain our status as a real estate investment trust for tax purposes; and other factors not presently identified. This press release may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.